UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On September 4, 2025, the Hartman Group distributed the following letter to shareholders:

Demand for Immediate Resignation: Your Conduct Exhibits Badges of Fraud

September 4, 2025

Dear Mr. Haddock, Mr. Tompkins, and Mr. Still,

The foreclosure notices on three major properties totaling $57.8 million in defaulted debt prove what we've been warning about for months: your poor performance and poor management have destroyed shareholder value, and it's time for your immediate resignation.

Your Conduct Exhibits Badges of Fraud

Badges of fraud are indicated by circumstantial clues, actions, or behaviors that suggest fraudulent intent in transactions. These indicators—secrecy, lack of consideration, debtors retaining control of assets—don't prove fraud individually but collectively may show intent to deceive creditors and evade legal obligations. We believe your conduct exhibits every classic badge:

1. Deliberate Concealment of Material Information

You have ignored multiple books and records requests, we believe because you cannot explain your mismanagement. Under Maryland law, shareholders have an absolute right to this information. We believe your systematic refusal indicates you're hiding catastrophic losses and misuse of shareholder funds. This would be fraudulent concealment.

2. Fraudulent Asset Conversion

The legacy assets were free and clear but are now pledged as collateral for loans in default. You converted unencumbered shareholder assets into loan collateral without proper disclosure to fund your failed experiments. This is bad business and may represent fraudulent conveyance of shareholder property.

3. Reckless Over-Leveraging Despite Warnings

As we stated 8+ months ago, the balance sheet was over-leveraged—now we see the consequences of your ignoring those warnings. Instead of paying down debt and managing properties to create value, you:

•	Pivoted to an unapproved alternative strategy

•	Over-leveraged the company with expensive debt (19.33% junior debt)

•	Fire-sold properties to fund speculative investments

•	Created the exact insolvency crisis we predicted

You've Hidden the True Value from Shareholders

Due to your secrecy and stonewalling of legal books and records requests, and continued lack of adequate disclosure, shareholders cannot determine where their value stands and now, we know why. You've concealed:

•	How proceeds from millions in asset sales were misused

•	The true extent of property deterioration under your management

•	Actual debt obligations and maturity schedules

•	The real financial condition of remaining assets

Your foreclosure notices reveal you've been hiding material defaults while making false promises to shareholders about "increased value."

Why You Must Resign Immediately

Your badges of fraud create overwhelming evidence of breach of fiduciary duty.

•	Asset Conversion: Converting free-and-clear assets to loan collateral without disclosure

•	Self-Dealing: Excessive compensation while properties face foreclosure

•	Concealment: Violating Maryland law by refusing books and records requests

Continuing in your positions exposes you to escalating personal liability while guaranteeing continued destruction of remaining shareholder value.

The long overdue October 6th shareholder meeting will finally give shareholders the opportunity to remove you, but we call for you to resign now. Your poor performance and poor management constitute fraud. Your badges of fraud, concealment, asset conversion, self-dealing during insolvency, create overwhelming evidence of fraudulent intent.

Resign now and allow competent management to save what remains of Silver Star Properties. Your continued leadership means continued destruction of shareholder value through proven fraudulent mismanagement.

Sincerely,

Al Hartman
The Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.